May 1, 2007

Dear Financial Advisor:

We are writing to inform you that those clients who have money invested with Torrey U.S. Strategy Partners, LLC or Torrey International Strategy Partners, LLC are being sent a notification of tender offer.

IF YOUR CLIENT DOES NOT WISH TO SELL HIS OR HER INTEREST IN THE FUND(S), NO ACTION IS REQUIRED.

If your client wishes to sell his or her interest in the fund(s), the necessary paperwork will be available to them in the mailing

The tender offer period will begin on May 2, 2007 and end at 12:00 midnight, Eastern Standard Time, on May 31, 2007.

For those clients who wish to sell their interests, they need to complete and return the Letter of Transmittal in the postage-paid envelope so that it arrives no later than May 31, 2007. Clients are welcome to submit the Letter of Transmittal initially by fax at (212) 644-8333 so long as the original follows in the mail.

If you or your client has any questions on this matter, please call Eileen Spencer at (212) 644-7800, or call me directly at the same telephone number.

Sincerely,


Ricardo Cortez
President, Private Client Group
The Torrey Funds
SK 80350 0166 770306